Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated October 13, 2015 with respect to Station Casinos Corp. and Station Holdco LLC, included in Amendment No. 3 to the Registration Statement (Form S-1/A No. 333-207397) and related Prospectus of Station Casinos Corp. for the registration of          shares of its common stock.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 12, 2016